Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

The following is unaudited pro forma condensed combined consolidated statement of income for us and MBI, giving effect to our acquisition of MBI. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2019 is presented as if our acquisition of MBI occurred on January 1, 2019. The unaudited pro forma condensed combined consolidated statement of income is not intended to reflect the actual results that would have been achieved had the acquisitions occurred on those dates.

The unaudited pro forma condensed combined consolidated statement of income has been prepared using the acquisition method of accounting for business combinations under GAAP. We are the acquirer for accounting purposes in our acquisition of MBI. The pro forma adjustments are based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both the tangible and intangible assets acquired and the liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in the unaudited pro forma condensed combined consolidated statement of income.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets being acquired are recorded at the respective fair values on the date the acquisition becomes effective. The fair values on the date the acquisition becomes effective represent management’s best estimates based on available information and facts and circumstances in existence on the date the acquisition becomes effective. There may be differences between these preliminary estimates of fair value and the final acquisition accounting, which differences could have a material impact on the accompanying unaudited pro forma condensed combined consolidated statement of income and the combined company’s future results of operations. In addition, the value of the final acquisition consideration was based on the closing price of our Class A Common Stock on the date the acquisition. A per share price of $15.21, which represents the closing price of our Class A Common Stock on March 26, 2020, was used for purposes of presenting the unaudited pro forma condensed combined consolidated statement of income.

In connection with the plan to integrate the operations of MBI, we anticipate that non-recurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. We also anticipate that we will incur acquisition-related costs subsequent to the closing of our acquisition of MBI. These charges will affect our consolidated results of operations in the periods in which they are recorded. The unaudited pro forma condensed combined consolidated statement of income do not include the effects of any non-recurring costs associated with any restructuring or integration activities resulting from the acquisition that had not been incurred for the year ended December 31, 2019, as they were non-recurring in nature and not factually supportable at that time. The unaudited pro forma condensed combined consolidated statement of income do not include any potential operating synergies or revenue enhancements that may be realized subsequent to the acquisition.

The unaudited pro forma condensed combined consolidated statement of income are provided for illustrative purposes only. The unaudited pro forma condensed combined consolidated statement of income are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined consolidated statement of income and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined consolidated statement of income should be read in conjunction with and is qualified in its entirety by reference to our historical consolidated financial statements and related notes thereto, and the historical financial statements and related notes thereto of MBI, in each case included in this Form 8-K.

PROFESSIONAL HOLDING CORP. AND MARQUIS BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

	Professional	Marquis	Pro		Pro
	Holding	Bancorp,	Forma		Forma
(Dollars in thousands)	Corp.	Inc.	Adjustments		Combined
Interest and dividend income
Interest and fees on loans	$36,021	$30,099	$4,754	a	$70,874
Interest income on securities and restricted stock	675	771			1,446
Other interest income	2,514	1,254			3,768
Total interest and dividend income	39,210	32,124	4,754		76,088
Interest expense
Interest expense on deposits	10,072	8,585			18,657
Other interest expense	1,095	1,633			2,728
Total interest expense	11,167	10,218	—		21,385
Net interest income	28,043	21,906	4,754		54,703
Provision for loan losses	862	151			1,013
Net interest income after provision for loan losses	27,181	21,755	4,754		53,690
Noninterest income
Service charges on deposit accounts	743	801			1,544
Income from Company owned life insurance	409	—			409
Gain on sale of securities	8	—			8
Gain on sale of loans, net of commissions	—	312			312
Other operating income	1,648	327			1,975
Total non-interest income	2,808	1,440	—		4,248
Noninterest expense
Salaries and employee benefits	18,521	8,986			27,507
Net occupancy and depreciation expense	2,567	1,484			4,051
Data processing	498	635			1,133
Marketing	410	127			537
Professional fees	1,253	1,012			2,265
Regulatory assessments	600	230			830
Amortization of intangibles	—	—	396	b	396
Other noninterest expense	3,148	1,337			4,485
Total non-interest expense	26,997	13,811	396		41,204
Net income before taxes	2,992	9,384	4,358		16,734
Income tax expenses (benefit)	656	2,308	1,103	c	4,067
Net income	$2,336	$7,076	$3,255		$12,667
Basic earnings per common share	$0.40	$2.07			$1.27
Diluted earnings per common share	$0.40	$1.86			$1.21
Weighted average common shares outstanding	5,850,816	3,417,344	699,872	d	9,968,032
Weighted average diluted common shares outstanding	5,888,609	3,795,303	777,278	d	10,461,190

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF INCOME

Note A — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated statement of income. All adjustments are based on valuations, estimates, and assumptions. Subsequent to the completion of the acquisition, the Company engaged an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in the unaudited pro forma condensed combined consolidated statement of income presented.

(a)	Accretion of the $19.0 million loan mark over a four-year period.
(b)	Represents amortization of the core deposit intangibles acquired on a straight-line basis over a 10-year useful life.
(c)	Income tax expense based on an effective tax rate of 25.3% and transaction related income and expense adjustments.
(d)	Adjustments to weighted average outstanding shares outstanding and weighted average diluted shares outstanding were made based on the 1.2048:1 exchange ratio.

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